4Q2003 Conference Call Script

Opening - Bill Wells

Good morning and thank you for participating in the SpectRx conference call and webcast to discuss fourth quarter 2003 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels, President and Chief Operating Officer Bill Arthur, Executive Vice President and CFO Thos Muller, SpectRx Senior Executive Vice President and CEO of subsidiary company Guided Therapeutics Keith Ignotz and Dr. Mark Faupel, president and chief operating officer of Guided Therapeutics.

This conference call will consist of a management presentation followed by a question and answer session. I want to remind you that during this call the Company will be making forward-looking statements and these statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this conference call and webcast to differ materially from actual results are discussed in the company's Form 10-K for the year ending December 31, 2003, and any subsequent filings on Form 10Q and 8K with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our fourth quarter and year-end 2003 conference call.

I am very pleased to report several important and positive events that show the progress we are making toward our goal of creating a profitable and growing company. Most significant among these is the work of Bill Arthur in directing the diabetes business since he joined the company late last year. Also important is the recently announced financing that allows us to capitalize on those efforts and progress made in moving our cancer detection program forward.

Since coming on board late last year, Bill has focused on improving our distribution and positioning the company for multiple product introductions in the coming months. Although financial constraints created some unavoidable delays, the recent financing should allow us to finally execute on our plan and begin to achieve meaningful sales this year.

To go into more detail about our diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.........

Thanks Mark.

I believe that SimpleChoice is on the right track to becoming a very successful diabetes-focused business. Because diabetes is such a large growth market, the opportunities for creating a successful business are significant. While we still have a lot of work to do, I'm very excited about what's going on here.

To become the success I think the SimpleChoice brand can be, we are focusing the organization on sales, and the activities required to supply quality products. While it is still early in the game, I believe that our renewed focus is beginning to show early signs of positive results.

The vast majority of persons with diabetes who try our products, like them. We are beginning to convert these people into customers. We are also beginning to see signs that more general dealers, specialty distributors and other resellers are more receptive to our products and the accompanying larger margins.

We are working hard to build customers for life. The key to long-term success in the insulin pump disposable market, I believe, is offering the widest range of innovative infusion sets.

Heretofore our limited product line restricted our ability to compete in the market place. Now that we have funding, we are moving aggressively to finalize designs, manufacture and roll out several new products this year -- including the proprietary SimpleChoice patch. As these new products are introduced, we believe that the SimpleChoice brand this year will begin to carve out a meaningful share of this growing worldwide $360 million market.

Our goal is to become the only supplier to provide a diverse range of infusion sets, which are compatible with all major insulin infusion pump brands. This strategy puts us in the unique position of addressing the largest possible market segment. It is our goal to have a full line of sets on the market by the end of the year, if not before.

We believe that we will be the only company offering the expanded line of infusion sets - including the patch -- to fit all major insulin pump makes and models. We also believe that this strategy will be highly attractive to distributors, emerging OEMs and to providers looking to streamline their formularies.

We are beefing up our product design group with an eye toward quicker new product turn around times. We are also refining our manufacturing processes to wring out costs and improve efficiencies.

We are planning to open up the European market - which could provide a nice lift because the predominate disposable is one we are already selling. Based upon current feedback, we expect to have our CE mark by summer and to be selling in the European insulin pump infusion set market shortly thereafter.

I can't emphasize enough that we are focused and working diligently to make the SimpleChoice product line the success I believe it can be.

PAUSE

Switching gears now to our larger diabetes market opportunity - glucose monitoring. I am happy to report that we are moving the ball forward in our efforts to acquire a strategic development partner.

Our continuous interstitial fluid sampling technology, a key component required to design and manufacture a non-implantable, least invasive continuous glucose monitor, offers unique advantages over products already in the market or planned for the market.

We believe that our technology could be attractive to a number of larger diabetes companies and it is our plan to have a collaborative partner, or partners, in place this year.

With that I'd like to turn the call back over the Mark.

Thanks Bill.

We are very fortunate to have someone like Bill. With his extensive experience in creating the current 700 million dollar insulin pump market, I can't think of anyone who is better suited to help us make the diabetes business a success.

I'd now like to turn the call over to CFO Thos Muller for a more in depth look at financials. Thos.....

Thank you Mark.

The biggest event of 2003 was the sale of our BiliChek infant jaundice business in the first quarter, for $5 million, which we received in 2003 -- plus royalties and earn out potential of an additional $6.25 million over the next four years. Because we sold those assets early in the year, year-to-year comparisons are not as relevant as they would normally be.

During the fourth quarter, we had a total of $69,000 of SimpleChoice sales and $236,000 of revenue from our contracts. We also recognized $146,000 of royalties from sales of BiliCal products by Respironics during 2003 as a consequence of the asset sale agreement.

Revenues for 2003 were $1.6 million versus $3.8 million for last year. Included in last year's revenue was $1.1 million in one-time milestones and most of the remaining $1.2 million difference is less BiliChek revenue, due to the sale of the product line in March of 2003.

Most notable in our quarter and year to date results is our management of expense versus prior year. We continue to control our overall expense level -- with a 14% decrease in overall expenses for the fourth quarter of 2003 as compared to the fourth quarter of the prior year.

Year to date, our experience is even better; overall expenses are down 32% as compared to 2002. Specifically, R&D expense is down by $1.7 million, marketing is lower by $913,000 and G&A is down $635,000. Most of this improvement is due to careful management of expenses -- only $907,000, or 28% of the total reduction, is BiliChek related.

R&D expense reductions are primarily cervical cancer ($1.3 million) but also in glucose monitoring and BiliChek. Improvement in the cervical cancer spending has been greatly aided by the National Cancer Institute grant money.

The reduction in expenses, offset by lower overall revenue in the fourth quarter (due to BiliChek) resulted in a slight decrease in operating loss compared to the fourth quarter of 2002. Fourth quarter net income was highly influenced by the completion of the BiliChek asset sale. We recognized $3.1 million of net gain ($2.0 million deferred gain from the first quarter). As a result, the net income for the quarter was $1.4 million, or $0.13 per basic share and $0.12 per diluted share versus a net loss of $2.0 million, and $0.18 per share loss for the same quarter in 2002.

The year-to-date figures are a little different. Revenue is 58% below prior year, due to the sale of the BiliChek business and milestones of $1.1 million, which occurred in 2002. However, the loss of $1.6 million of gross margin -- compared to prior year -- is more than made up by the $3.3 million gain due to expense reductions. The net loss of $2.9 million for 2003 is $5.9 million better than prior year... and at a loss of $0.26 cents per share, $0.53 better than 2002.

As a reminder, $4.2 million - or $0.37 per share - 71% of the improvement -- is due to the recognition of gain on sale of the infant jaundice business.

I would now like to shift to expectations. As Mark and Bill mentioned earlier, we have been hampered in our activities to roll out the full line of insulin infusion products due to lack of funds. The financing we completed last week gives us significant resources to complete product roll out and support the marketing of the SimpleChoice line.

We believe that the completion of the product line will enable us to grow revenues significantly over the next year. In the past, we have predicted that twelve months from the time a full roll out of products began, we could be at an annual run rate of $ 8 million to $12 million in revenues. We continue to expect those levels of revenue. That level of growth would result in revenue over the next 12 months of $2.5 to $6.0 million, depending upon the timing of each of the initial roll outs of the 90 degree SimpleChoice quick and the SimpleChoice patch.

We also believe we can shepard our resources and have sufficient cash to reach that level of run rate. If we do so, we could reach cash flow break even during 2005. Until we actually reach higher levels of sales and determine the level of full marketing support and working capital needs, however, we can't be positive on those expectations.

Nevertheless, this discussion illustrates our overall financing strategy - (First) We will put almost all of our current resources on the SimpleChoice insulin infusion product line. (Second) We will seek a strategic partner for commercialization of our continuous glucose monitoring technology and (Third) we will seek separate financing for our cancer technology, which we expect to operate independently in Guided Therapeutics.

Now I would like to turn the call back over to Mark Samuels. ....Mark

As part of our plan to direct our efforts on the diabetes business, we created a separate company to commercialize our non-invasive cancer detection technology. We plan to finance the new company - called Guided Therapeutics - with venture capital.

Now here to update you on our cancer detection business and Guided Therapeutics is Keith Ignotz and Dr. Mark Faupel, who are focused on launching this business and completing the financing efforts. First we will hear from Keith who is running the Guided Therapeutic effort.

Thanks Mark.

We continue to make progress in the commercialization of our non-invasive cervical cancer detection technology as well as our efforts to fund Guided Therapeutics with venture capital.

We continue to be pleased with the performance of the device and the way thought leaders at the National Cancer Institute are supporting our efforts. We are especially pleased with the way women who have been tested with the device respond and with the way our regulatory efforts are proceeding with the FDA.

As you will recall, development of our cervical cancer detection test is supported by a grant from the National Cancer Institute. We plan to spend about eight hundred thousand dollars of that money this year on the FDA clinical trials. Also, at the request of NCI, we have submitted an application for an additional grant that could be used to support the development of the commercial product.

Unlike Pap or HPV tests, our point-of-care, non-invasive test does not require a tissue sample or laboratory analysis and therefore no onerous CLIA regulations for use in the physician's office. Additionally, we believe that it is immediately reimbursable under existing CPT codes. To date more than 1,000 women have been tested with prototype devices and they have consistently provided better results than other tests. We believe that the market opportunity for this product is approximately 1.3 billion dollars.

We are excited about the prospects for this groundbreaking new technology.

I'd like to now turn the call over to Dr. Mark Faupel, Guided Therapeutics' president to discuss regulatory and clinical results. Mark.......

Thank you Keith

I'm pleased to report that we have received our first Institutional Review Board approval of protocols for the pending FDA pivotal clinical trials. These protocols were developed in consultation with the FDA and in cooperation with leading physicians from around the nation. Approval of these protocols is a significant achievement in the development of this product. We are now poised to begin testing patients for the pivotal trial almost immediately after financing.

We continue to be pleased with the performance of prototype test devices. The recently completed pre-pivotal clinical trial indicated that our non-invasive test could reduce by 55 percent the number of unnecessary biopsies as a result of false positive Pap tests. The potential savings to the U.S. healthcare system could be as high as 181 million dollars, or more, annually if the technology is widely adopted.

The key to our future success is potential market acceptance. In a study published in the Journal of Lower Genital Tract Disease, eighty-one percent of women tested with our prototypes wanted the test to be used as a replacement for the invasive Pap test.

Additionally, 87 percent of women who participated in the study would recommend the test to a friend who is to undergo an exam for cervical disease, and 91 percent wanted their insurance company to pay for it.

Results this favorable are exceptional in diagnostics and indicate that our test could be highly desired by women. In addition to being viewed favorably by the patient, we believe that this product will be a practice builder for physicians and improve the efficiency of the health care system by eliminating unnecessary biopsies... all while providing a more compassionate method of cervical disease diagnosis.

I'll now turn the call back over the Mark Samuels......

Wrap up

Thank you Mark.

The addition of Bill Arthur and the recent financing are both key elements in our strategy to complete the launch of our SimpleChoice product line and build our diabetes business, which is moving forward.

We also expect to complete a separate financing for our cancer activities, which will allow us to recognize our vision of refocusing these elements of the company to better achieve our goals of profitability and growth.

We look forward to updating you on our progress.

At this time, I would like to turn the call over to the operator for questions.

After Questions

Thank you operator and Bill and thank you for participating in our fourth quarter 2003 conference call.